Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

SourceGas Holdings LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-197895 and 333-197894) on Form S-3 and (Nos. 333-61969, 333-170451, 333-125697, 333-170448 and 333-170452) on Form S-8 of Black Hills Corporation of our report dated March 26, 2015, with respect to the consolidated balance sheet of SourceGas Holdings LLC as of December 31, 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the year ended December 31, 2014, which report appears in the Form 8-K of Black Hills Corporation dated November 16, 2015 and the reference to our firm under the heading “Experts” in the registration statement No. 333-197895 on Form S-3.

(Signed) KPMG LLP

Denver, Colorado

November 13, 2015